Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 26, 2026, by and between lululemon athletica inc., a Delaware corporation (the “Company”), and Dennis J. “Chip” Wilson, Anamered Investments Inc., LIPO Investments (USA), Inc., Wilson 5 Foundation, Wilson 5 Foundation Management Ltd., Five Boys Investments ULC, Shannon Wilson, Low Tide Properties Ltd. and House of Wilson Ltd. (collectively with their Affiliates, “Wilson”). The Company and Wilson are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 13 of this Agreement.

WHEREAS, the Company and Wilson have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”), the withdrawal of certain stockholder nominations and demands and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Board Composition, Governance and Related Matters.

(a) Immediately following the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), which the Company shall use its reasonable best efforts to hold on June 25, 2026 but in any event no later than July 11, 2026, the Company shall take all necessary actions to (i) increase the size of the Board by two (2) seats, and (ii) appoint Laura Gentile and Marc Maurer to the Board as independent directors (each, an “Initial New Director,” and together, the “Initial New Directors”), with such appointments each effective as of immediately following the 2026 Annual Meeting. The Company shall take all necessary actions to nominate, recommend, support and solicit proxies for the election of each Initial New Director at the Company’s 2027 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “2027 Annual Meeting”) in a manner no less rigorous and favorable than the manner in which the Company recommends, supports and solicits proxies for the election of any of the Board’s other nominees; provided, however, that the Company shall not be required to nominate, recommend, support or solicit proxies for an Initial New Director if such Initial New Director has resigned from the Board at any time prior to the 2027 Annual Meeting.

(b) As a condition to the appointment of the Initial New Directors to the Board, each of the Initial New Directors shall execute and deliver to the Company an irrevocable conditional letter of resignation pursuant to which such Initial New Director shall resign from the Board (which resignation may or may not be accepted by the Board in accordance with its fiduciary duties if and when such offer becomes effective), and all applicable committees thereof upon the earlier of (x) the termination of Company obligations to Wilson pursuant to Section 9(a)(ii) and (y) the Termination Date (as defined below).

(c) The Company shall take all necessary actions to appoint a third new independent director who shall have apparel product and brand expertise to the Board (the “Third New Director” and, together with the Initial New Directors, the “New Directors” and each, a “New Director”) by October 1, 2026, whose appointment shall be subject to the approval of Wilson (not to be unreasonably withheld, conditioned or delayed). As a condition to the appointment of the Third New Director to the Board, the Third New Director shall participate in the Company’s customary procedures for new director candidates, including the full completion of a director questionnaire in the form required by the Company and other reasonable and customary director onboarding documentation applicable to non-employee directors of the Company.

(d) In connection with the 2026 Annual Meeting, the Company hereby affirms that it shall nominate, recommend, support or solicit proxies for solely each of Chip Bergh, Esi Eggleston Bracey, and Teri List for election at the 2026 Annual Meeting. In addition, the Company shall take all necessary actions to accept the retirement of at least one (1) director serving on the Board as of the date of this Agreement (including by means of the Board abstaining from, and otherwise declining to, nominate such member for re-election as a director) and such retirement shall be effective no later than the conclusion of the 2027 Annual Meeting.

(e) Immediately following the appointment of the Initial New Directors to the Board, the Board shall (i) appoint each Initial New Director to the Corporate Responsibility, Sustainability and Governance Committee (the “CRSG Committee”), and (ii) otherwise give each New Director the same due consideration for membership to any committee of the Board and any other committee of the Board that may be established from time to time as any other independent director.

(f)   Wilson acknowledges and agrees that each of the Initial New Directors shall be required to preserve the confidentiality of the Company’s information, including any non-public information entrusted to or obtained by such Initial New Director by reason of his or her position as a director of the Company, and shall not disclose any non-public information to Wilson or its Representatives. Wilson agrees not to receive any non-public information related to the Company from any of the New Directors. Wilson agrees that, following the appointment of each New Director, consistent with each such New Director’s fiduciary duties and Delaware law, each New Director may recuse himself or herself, as applicable, from meetings of the Board or committees thereof (and shall not access information related thereto) to the extent that such meetings or information relates to subject matter for which such New Director has a conflict of interest.

(g) The Board shall recommend that stockholders vote and shall solicit proxies, in favor of Wilson’s proposal regarding declassification of the Board, submitted in the notice dated December 29, 2025 (the “Declassification Proposal”) at the 2026 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other proposals at the 2026 Annual Meeting, and the Company shall use its best efforts to have all directors and executive officers of the Company vote all shares beneficially owned by them and over which they have voting control in favor of the Declassification Proposal. If the Declassification Proposal is approved by the stockholders at the 2026 Annual Meeting, then the Company shall take all necessary actions to submit for stockholder approval at the 2027 Annual Meeting a binding proposal to approve an amendment to the Company’s Restated Certificate of Incorporation (the “Charter”) to fully declassify the Board and provide for the annual election of directors, effective as of the Company’s 2028 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “2028 Annual Meeting”).

(h) Wilson hereby irrevocably withdraws (i) the notice dated December 29, 2025, regarding the nomination of director candidates, and (ii) the demand for inspection of books and records dated January 28, 2026; provided, however, that such withdrawal shall not affect the Company’s obligations described in Section 1(g) of this Agreement. Promptly following the execution and delivery of this Agreement, Wilson shall cease its proxy solicitation in respect of the 2026 Annual Meeting, including by taking down all websites and ceasing all social media activity in respect of such proxy solicitation.

(i) The New Directors shall be subject to the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy and other governance guidelines and policies of the Company (collectively, the “Company Policies”) as other directors, including as set forth in the Nasdaq listing rules, as each may be amended from time to time. The Company agrees that, upon his or her appointment to the Board and for so long as he or she is a member of the Board, each New Director shall receive (i) the same benefits of director and officer insurance as all other non-employee directors on the Board; (ii) the same compensation for his or her service as a director as the compensation received by other non-employee directors on the Board; and (iii) such other benefits on the same basis as all other non-employee directors on the Board. The Company agrees that until the Termination Date, any changes to the Company Policies, or new Company Policies, shall be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated by this Agreement.

2.   Voting Commitment.

(a) Until the Termination Date, Wilson shall, and shall cause its Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote, or deliver consents or consent revocations with respect to, all of the shares of common stock and special voting stock of the Company (collectively, “Common Stock”), beneficially owned by Wilson and over which Wilson has voting power, as of the applicable record date, in accordance with the Board’s recommendations with respect to all proposals submitted to stockholders at each such Stockholder Meeting, in each case as the Board’s recommendation is set forth in the applicable definitive proxy statement, consent solicitation statement or revocation solicitation statement filed by the Company in respect of such Stockholder Meeting. Wilson shall use commercially reasonable efforts (including by calling back any loaned out shares) to ensure that Wilson has voting power for each share beneficially owned by it on the record date for and through each Stockholder Meeting.

(b) Notwithstanding the foregoing paragraph (a), Wilson may vote, or deliver consents or consent revocations with respect to, in its sole discretion at any Stockholder Meeting on (i) any Extraordinary Transaction (as defined below), or (ii) any amendment to the Charter.

3.   Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, Wilson shall not, and shall cause each of its Affiliates and Associates not to, in each case, directly or indirectly, in whole or in part, in any manner:

(a) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of a Third Party, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index fund) or any voting rights decoupled from the underlying voting securities which would result in Wilson owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate and on a fully-converted basis, more than nine and nine-tenths percent (9.9%) of the shares of Common Stock outstanding at such time;

(b) sell, assign, or otherwise transfer or dispose of Common Stock, or any rights decoupled from such shares, beneficially owned by them, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, to any Third Party that, to Wilson’s knowledge (after reasonable due inquiry in connection with a private, non-open market transaction), would result in such Third Party together with its Affiliates and Associates, beneficially owning, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time or would increase the beneficial ownership of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time (except in each case in a transaction approved by the Board or to Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism);

(c) (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) call or seek to call, or request to call, alone or in concert with others, any Stockholder Meeting, whether or not such a meeting is permitted by the Charter or the Company’s Bylaws (the “Bylaws”), or initiate, knowingly encourage or participate in any stockholder action by written consent; or (vi) initiate, knowingly encourage or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Stockholder Meeting;

(d) form, join or in any way participate in or with any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting; provided, however, that nothing herein shall limit the ability of an Affiliate of Wilson to join or in any way participate in a “group” in existence, and comprising Wilson, as of the date of this Agreement following execution of this Agreement, so long as any such Affiliate is instructed to comply with the terms and conditions of this Agreement;

(e) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than (i) any such voting trust, arrangement or agreement solely among members of Wilson or any Affiliate of Wilson; (ii) depositing securities in customary brokerage accounts, margin accounts, prime brokerage accounts or similar account; and (iii) as otherwise in accordance with this Agreement);

(f)   seek publicly, alone or in concert with others, to amend any provision of the Charter or Bylaws, other than privately with respect to any amendment(s) in connection with the Declassification Proposal as otherwise permitted by this Agreement;

(g) make any demand for the inspection of books and records of the Company;

(h) publicly make any proposal or publicly make any statement or otherwise publicly seek to encourage, advise or assist any person with respect to any change in the Company’s management, governance, business, operations, strategy, corporate structure, affairs or policies;

(i) publicly disclose any vote, or any intention to vote, not in accordance with the Board’s recommendation with respect to any proposal submitted to stockholders at any Stockholder Meeting;

(j) initiate, make, offer, propose to effect or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(k) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek to effect, offer or propose to effect, cause or participate in, any Extraordinary Transaction;

(l) enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action that is prohibited under this Section 3, or otherwise take or cause any action inconsistent with any of the foregoing;

(m)   publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(n) solicit, recruit or induce, or knowingly encourage any other person to solicit, recruit or induce any employee or independent contractor of the Company to terminate or reduce his, her or its relationship with the Company; or

(o) take any action challenging the validity or enforceability of this Section 3 or this Agreement, other than as consistent with Section 5 of this Agreement;

provided, however, that (i) the restrictions in this Section 3 or elsewhere in this Agreement shall not prohibit or restrict Wilson or its Representatives from (A) making any factual statement or public disclosure or taking any action to the extent required by applicable legal process, subpoena or legal requirement from any governmental or regulatory authority or stock exchange with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by Wilson or its Representatives) or (B) any private or confidential communication to or with the Board or any officer or director of the Company or legal counsel regarding any matter that is not intended to, and would not reasonably be expected to, trigger or require any public disclosure of such communications for any of the parties; and (ii) the restrictions in this Section 3 or elsewhere in this Agreement shall not restrict Wilson or its Representatives from tendering shares, receiving payment for shares or otherwise participating in any transaction approved by the Board on the same basis as the other stockholders of the Company, subject to the other terms of this Agreement. Wilson shall comply with the requirements of Section 13(d) of the Exchange Act, and upon reasonable written notice from the Company to Wilson, Wilson shall provide written confirmation that it is in compliance with said requirements. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to limit the exercise in good faith by the New Directors of their fiduciary duties in their capacities as a director of the Company.

4.   Mutual Non-Disparagement. Until the Termination Date, each party hereby covenants and agrees that it and its respective Representatives shall not, without the prior written consent of the other party, make any public or private statement (with respect to private statements, only to the extent authorized by such party), including by filing or furnishing any document to the SEC, or speaking to any analyst, investor, or member of the press or other person, in a manner that criticizes, undermines, disparages or otherwise reflects detrimentally on the other party, the other party’s Affiliates or subsidiaries, the other party’s or its Affiliates’ or subsidiaries’ current or former directors in their capacity as such, the other party’s or its Affiliates’ or subsidiaries’ officers or employees (including with respect to such persons’ service at the other party, and including any current officer of a party or a party’s Affiliates or subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their businesses, products or services. A statement in breach of this Section 4 shall only be deemed to be made by the Company if made by a member of the Board or Senior Management Team. The restrictions in this Section 4 shall not (x) apply (i) to any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, in each case of clause (i) or (ii), solely to the extent that such restrictions would require a violation of the applicable requirement, and with respect to Wilson, solely to the extent that such legal requirement compelling disclosure does not arise as a result of any action taken by Wilson or its Representatives; or (y) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. The restrictions in this Section 4 shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 4, if such statement by the other party was made in breach of this Agreement.

5. No Litigation. Until the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives (solely in the context of their representation of such party) to, directly or indirectly, alone or in concert with others, encourage, threaten, initiate or pursue, or assist any Third Party to encourage, threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives (solely in the context of their representation of such party) based on information known or that should have been known by such party as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement; (b) counterclaims with respect to any proceeding initiated by, or on behalf of, one (1) party or its Affiliates against the other party or any Affiliate of such other party; (c) the exercise of statutory appraisal rights; and (d) the inclusion of Wilson as a class member in a class action proceeding commenced and maintained by persons other than Wilson and its Associates; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives (solely in the context of their representation of such party); provided, further, that in the event any party or any of its Representatives is subject to such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be prohibited by applicable law). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6. Public Statements; SEC Filings.

(a) No later than one (1) Business Day following the date of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor Wilson shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party, except as required by law.

(b) No later than four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, setting forth a brief description of the terms of this Agreement and including this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide Wilson with a reasonable opportunity to review and comment on such Form 8-K prior to the filing with the SEC and consider in good faith any comments of Wilson.

(c) The Company shall disclose this Agreement in supplemental proxy materials to be filed with the SEC in connection with the 2026 Annual Meeting (“Supplemental Materials”), which disclosure shall be consistent with the Form 8-K.

(d) No later than two (2) Business Days following the date of this Agreement, Wilson shall file with the SEC an amendment to that certain Schedule 13D originally filed by members of Wilson with the SEC on February 14, 2018, in compliance with Section 13 of the Exchange Act, reporting its entry into this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). Wilson shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to filing and shall consider in good faith any comments of the Company.

(e) Except for the issuance of the Press Release, the filing of the Form 8-K, the filing of the Supplemental Materials and the filing of the Schedule 13D Amendment, neither party shall issue any press release or other public statement (including in any filing required under the Exchange Act), or speak to any member of the media, regarding the other party or the subject matter of this Agreement that is inconsistent with this Agreement without the prior written consent of the other party, except as required by law, Legal Requirement or applicable stock exchange listing rules or otherwise in accordance with this Agreement; provided, however, that in response to any unsolicited inquiry to the Company or media coverage (including widespread social media posts) regarding Wilson’s past or present public statements or actions that reflect detrimentally on the Company, its business, or its brand, the Company shall be expressly permitted to provide a statement consistent with statements previously provided by the Company to Wilson.

(f)   Wilson shall promptly (i) retract and remove (to the extent it has the power and authority to do so) any prior statement or communication made or authorized by Wilson between December 29, 2025 and the date hereof that would violate Section 4 of this Agreement if made after the execution of this Agreement (such prior statement or communication, a “Previous Statement”) and (ii) upon reasonable, written request of the Company, request the retraction and removal of any Previous Statement published or issued by a Third Party (whose principal business or occupation is not news or news commentary dissemination) following the date hereof. During the period between the date hereof and the Termination Date, Wilson shall not publish, republish or disseminate any Prior Statement.

7. Affiliates and Associates. Each party shall instruct its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party to the same extent as a party to this Agreement.

8. Representations and Warranties.

(a) Wilson represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Wilson represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, does not conflict with, or result in a breach or violation of the organizational documents, to the extent applicable, as currently in effect. Wilson represents and warrants that the execution, delivery and performance of this Agreement by it does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Wilson represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of, on a fully-converted basis, 9,904,856 shares of Common Stock, constituting approximately 8.7% of the outstanding shares of Common Stock. Wilson represents and warrants that it has voting authority over such shares of Common Stock and owns no Synthetic Equity Interests or any Short Interests in the Company.

(b) The Company represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, shall not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect. The Company represents and warrants that the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9. Termination.

(a) Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the date that is thirty (30) calendar days prior to the deadline under the Bylaws for the submission of stockholder nominations of director candidates for election to the Board at the 2028 Annual Meeting (the “Termination Date”). Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of Wilson to the Company pursuant to Sections 1 (Board Composition, Governance and Related Matters), 2 (Voting Commitment), 3 (Standstill), 4 (Mutual Non-Disparagement), 5 (No Litigation) and 6 (Public Statements; SEC Filings) shall terminate in the event that the Company materially breaches its obligations pursuant to Sections 1 (Board Composition, Governance and Related Matters), 4 (Mutual Non-Disparagement) or 5 (No Litigation), or its representations and warranties in Section 8(b) (Representations and Warranties) and such breach (if capable of being cured) has not been cured within fifteen (15) calendar days following written notice of such breach from Wilson, or, if impossible to cure within fifteen (15) calendar days, the Company has not taken substantive action to correct such breach within fifteen (15) calendar days following written notice of such breach from Wilson; provided, however, that the obligations of Wilson to the Company pursuant to Section 5 (No Litigation) shall terminate immediately in the event that the Company materially breaches its obligations under Section 5 (No Litigation);

(ii) the obligations of the Company to Wilson pursuant to Sections 1 (Board Composition, Governance and Related Matters), 4 (Mutual Non-Disparagement), 5 (No Litigation) and 6 (Public Statements; SEC Filings) shall terminate in the event that Wilson materially breaches its obligations pursuant to Sections 1 (Board Composition, Governance and Related Matters), 2 (Voting Commitment), 3 (Standstill), 4 (Mutual Non-Disparagement), 5 (No Litigation) or 6 (Public Statements; SEC Filings), or its representations and warranties in Section 8(a) (Representations and Warranties) and such breach (if capable of being cured) has not been cured within fifteen (15) calendar days following written notice of such breach from the Company, or, if impossible to cure within fifteen (15) calendar days, Wilson has not taken substantive action to correct such breach within fifteen (15) calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to Wilson pursuant to Section 5 (No Litigation) shall terminate immediately in the event that Wilson materially breaches its obligations under Section 5 (No Litigation).

(b) If this Agreement is terminated in accordance with this Section 9, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 10 (Notices), 11 (Governing Law; Jurisdiction; Jury Waiver), 12 (Specific Performance) and 14 (Miscellaneous) shall survive the termination of this Agreement.

10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier (receipt requested) to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:		with mandatory copies (which shall not constitute notice) to:

lululemon athletica inc.		Sidley Austin LLP
1818 Cornwall Avenue		787 Seventh Avenue
Vancouver, British Columbia V6J 1C7		New York, New York 10019
Attn:	Corporate Secretary	Attn:	Kai H.E. Liekefett
Email:	[***]		Derek Zaba
		Email:	kliekefett@sidley.com
dzaba@sidley.com

If to Wilson:		with mandatory copies (which shall not constitute notice) to:

Dennis J. “Chip” Wilson		Sullivan & Cromwell LLP
21 Water Street, Suite 600		125 Broad Street
Vancouver, British Columbia		New York, New York 10004
Canada, V6B 1A1		Attn:	Lawrence Elbaum
Attention:	Jason Gaede		Patrick Gadson
Email:	[***]		Melissa Sawyer
		Email:	elbauml@sullcrom.com
gadsonp@sullcrom.com
sawyerm@sullcrom.com

11. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) or the validity thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by (a) in the case of the Company, service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 10, and (b) in the case of Wilson, by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 10. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12. Specific Performance. Each party to this Agreement acknowledges and agrees that a non-breaching party would be irreparably injured by an actual breach of this Agreement by the other party or its Representatives and that monetary remedies would be inadequate to protect the parties against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if any party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party. In any action or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and other legal expenses) from the non-prevailing party.

13. Certain Definitions and Interpretations. As used in this Agreement:

(c) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that after the date hereof become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Wilson, as applicable, and with respect to Wilson, shall also refer to Dennis J. Wilson’s immediate family members (as defined under Instruction 1(a)(iii) to Item 404(a) of Regulation S-K); provided, further, that, (i) for purposes of this Agreement, Wilson shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of Wilson and (ii) for the avoidance of doubt, with respect to Wilson, neither “Affiliate” nor “Associate” shall include Amer Sports, Inc.;

(d) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(e) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable law;

(f)   the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(g) the term “Extraordinary Transaction” means any (i) tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, restructuring, or other similar corporate transaction with a Third Party that, in each case, results in (A) a change in control of the Company or (B) the sale, lease or exchange of all or substantially all of its property and assets or (ii) issuance of shares of the Company greater than twenty percent (20%) of the then-outstanding Common Stock in any transaction;

(h) the term “Representatives” means (i) a person’s Affiliates and Associates, and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates;

(i) the term “SEC” means the U.S. Securities and Exchange Commission;

(j) the term “Senior Management Team” means the Company’s officers as defined by Section 16a-1(f) of the Exchange Act and their direct reports;

(k) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(l) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof;

(m) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and

(n) the term “Third Party” refers to any person that is not a party or any of its Representatives.

In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

14. Miscellaneous.

(a) This Agreement contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)   Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one (1) or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(j) Until the earlier of (a) the Termination Date and (b) the termination of Company obligations to Wilson pursuant to Section 9(a)(ii), the Chief Executive Officer, Executive Chair of the Board and two (2) independent directors (including one (1) of the Initial New Directors) shall meet at least once per fiscal quarter with Wilson; provided, however, that if, during any respective fiscal quarter after the execution of this Agreement, no permanent Chief Executive Officer exists, the person(s) officially designated as the interim Chief Executive Officer(s) shall attend the applicable quarterly meeting. The Company and Wilson shall cooperate in good faith to discuss and mutually agree upon the agenda for each meeting, which shall be set no less than one (1) week in advance of such meeting. Such meetings shall be conducted in compliance with applicable law (including Regulation FD). The Company shall offer Wilson a mutually acceptable date for each such meeting that is no later than two (2) weeks after each of the Company’s quarterly earnings calls for the prior fiscal quarter, and the first of such meetings shall be in connection with the first quarterly earnings call following the execution of this Agreement.

(k) The Company shall pay to Wilson an amount equal to US$4,000,000 to be used for the betterment of Kitsilano Beach.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

COMPANY:

LULULEMON ATHLETICA INC.

By:	/s/ Martha Morfitt
Martha Morfitt
Executive Chair

Signature Page to Cooperation Agreement

WILSON:

/s/ Dennis J. Wilson
Dennis J. “Chip” Wilson

ANAMERED INVESTMENTS INC.

By:	/s/ Dennis J. Wilson
Name:	Dennis J. Wilson
Title:	Director

LIPO INVESTMENTS (USA), INC.

By:	/s/ Dennis J. Wilson
Name:	Dennis J. Wilson
Title:	Director

WILSON 5 FOUNDATION

By:	/s/ Dennis J. Wilson
Name:	Dennis J. Wilson
Title:	Director

WILSON 5 FOUNDATION MANAGEMENT LTD.

By:	/s/ Dennis J. Wilson
Name:	Dennis J. Wilson
Title:	Director

Signature Page to Cooperation Agreement

FIVE BOYS INVESTMENTS ULC

By:	/s/ Dennis J. Wilson
Name:	Dennis J. Wilson
Title:	Director

/s/ Shannon Wilson
Shannon Wilson

LOW TIDE PROPERTIES LTD.

By:	/s/ Dennis J. Wilson
Name:	Dennis J. Wilson
Title:	Director

HOUSE OF WILSON LTD.

By:	/s/ Dennis J. Wilson
Name:	Dennis J. Wilson
Title:	Director

Signature Page to Cooperation Agreement

EXHIBIT A

Form of Press Release

lululemon Enters into Cooperation Agreement with Chip Wilson;
Laura Gentile and Marc Maurer to Join Company’s Board of Directors

VANCOUVER, British Columbia – May 27, 2026 – lululemon athletica inc. (NASDAQ:LULU) today announced that it has entered into a cooperation agreement with Dennis J. “Chip” Wilson, who owns approximately 8.7% of the company’s outstanding common stock. In connection with the agreement, Laura Gentile, former Chief Marketing Officer of ESPN, and Marc Maurer, former Co-Chief Executive Officer of On, will join the company’s Board of Directors following the company’s 2026 Annual Meeting of Shareholders. As part of the Board’s ongoing refreshment efforts, the company also agreed to appoint an additional director with product and brand expertise in apparel to the Board by October 1, 2026.

“On behalf of the Board, we are pleased to reach this agreement with Chip Wilson, which allows lululemon to focus on continuing to strengthen its performance,” said Marti Morfitt, Executive Chair of lululemon. “We valued the opportunity to meet with Laura, Marc, and Eric Hirshberg through this process, and believe each offers unique skills and experiences that could be valuable to a board. We look forward to welcoming Laura and Marc, who will bring additional perspective to our existing group of qualified directors. lululemon now has a clear path forward for our incoming CEO, Heidi O’Neill, and our leadership team, as we continue to advance our strategies to foster strong brand health, reaccelerate growth, and deliver enhanced value for our shareholders.”

Ms. Gentile commented, “It is a privilege to join the lululemon Board at this pivotal moment for the company. I look forward to working with my fellow directors and the lululemon team to continue the work underway to build on the company’s leadership position, deliver outstanding product, create unique experiences for guests, and generate value for shareholders for years to come.”

Mr. Maurer commented, “I am honored to join the lululemon Board and ready to get to work as the company embarks on this new chapter of growth and success. Central to this effort is a focus on what the consumer wants and needs. I look forward to working with the other members of the Board to build on the company’s strong foundation to create innovative products that drive superior value for consumers and, ultimately, for shareholders.”

Chip Wilson, founder of lululemon, commented, “The Board additions lululemon announced today and strategic changes already made by the team reflect meaningful progress toward restoring the company’s product-first vision and unlocking tremendous value for shareholders. I would like to thank Laura, Marc, and Eric for their willingness to stand for election as directors. I’m confident Laura and Marc will add value to lululemon’s Board and Eric will continue to make meaningful impact in the challenges he takes on in the future.”

Under the terms of the agreement, Mr. Wilson has agreed to customary standstill, non-disparagement, voting and related provisions for approximately 18 months until 30 days prior to the nomination deadline for the 2028 annual meeting. In lieu of expense reimbursement, lululemon and Mr. Wilson have agreed that a donation will be made supporting athletics, art and landscaping at Kitsilano Beach in Vancouver, where lululemon was founded. The full cooperation agreement between lululemon and Mr. Wilson will be filed on a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

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Alfredo Porretti & Co. and J.P. Morgan are acting as financial advisors to lululemon. Sidley Austin LLP is serving as legal advisor and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to lululemon.

About Laura Gentile

Laura Gentile served as the Executive Vice President, Chief Marketing Officer of ESPN from January 2018 to October 2023, after joining the company in 2003. During her time at ESPN, Ms. Gentile founded espnW, ESPN’s platform dedicated to women in sports, helping to expand the company’s reach, and cultural relevance. As Chief Marketing Officer, Ms. Gentile oversaw ESPN’s global marketing strategy, brand positioning, consumer growth and content marketing across all brands, platforms, shows and events. Over the course of her career at ESPN, she held a range of senior leadership roles spanning creative marketing, content strategy and partnerships, audience and business development, and was instrumental in evolving the ESPN brand in a rapidly changing media landscape. Following her tenure at ESPN, Ms. Gentile co-founded Storied Sports LLC, a content and IP studio built to partner with athletes, brands and media to create storytelling and commercial platforms in women’s sports.

About Marc Maurer

Marc Maurer served as Co-Chief Executive Officer of On from January 2021 to May 2025, after joining the company in 2013 as Chief Operating Officer. In these roles, Mr. Maurer played a central part in supporting On’s growth from an emerging performance footwear brand into a globally recognized premium company with a strong direct-to-consumer and wholesale presence. During his tenure, On expanded internationally, diversified its product portfolio across footwear and apparel and completed a successful public listing. Prior to joining On, Mr. Maurer served as Head of Business Development and Marketing for Valora Holding AG, a publicly traded European retail company, from April 2012 to March 2013, where he was responsible for driving its business development strategy.

About lululemon

lululemon (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those related to successful leadership integration, execution of business strategies, and other factors described in reports we file from time to time with the SEC, including Forms 10-K and 10-Q. We undertake no obligation to update any forward-looking statements.

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Important Additional Information and Where to Find It

The company has filed a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the company’s stockholders for the company’s 2026 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC filings” link in the “Financial Information” section of the “Investors” tab of the company’s website at https://corporate.lululemon.com/.

Investor Contact

lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits
1-203-682-8200

Media Contacts

lululemon athletica inc.
Madi Wallace
1-604-732-6124

or

Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Jed Repko
1-212-355-4449

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